Mail Stop 0306

April 19, 2005



Mr. Robert R. Strickland
Chief Financial Officer
Adept Technology, Inc.
3011 Triad Drive
Livermore, CA 94550

	RE:	Adept Technology, Inc.
		Form 10-K for the fiscal year ended June 30, 2004
		Form 10-Q for the quarter ended October 2, 2004
		Form 10-Q for the quarter ended January 1, 2005
      File No. 000-27122

Dear Mr. Strickland:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant